Exhibit 99.1

FOR IMMEDIATE RELEASE	Media:	Investor Relations:
April 28, 2006	Don Olsen	John Heskett
The Woodlands, TX	(281) 719-4175	(801) 584-5768

HUNTSMAN RELEASES FIRST QUARTER 2006 RESULTS

RESULTS EXHIBIT SUBSTANTIAL IMPROVEMENT FROM THOSE OF
THE FOURTH QUARTER OF 2005

Highlights

•                  Revenues for the first quarter of 2006 were $3,187.7 million as compared to $3,349.3 million in the first quarter of 2005 and $3,151.0 million in the fourth quarter of 2005.

•                  First quarter of 2006 net income was $69.0 million or $0.30 per diluted share.  Adjusted net income from continuing operations which excludes the impact of losses on the early extinguishment of debt, restructuring, impairment and plant closing costs and the cumulative effect of changes in accounting principle was $76.6 million or $0.33 per diluted share. This compares to adjusted net income from continuing operations of $187.5 million or $0.81 per diluted share in the same period in 2005 and adjusted net income from continuing operations of $33.3 million or $0.14 per diluted share in the fourth quarter of 2005.

•                  Adjusted EBITDA for the first quarter of 2006 was $292.3 million, as compared to $490.4 million for the same period in 2005 and $205.4 million in the fourth quarter of 2005.

•                  The Company recently announced two strategic actions which are consistent with its corporate focus on differentiated chemicals — the acquisition of Ciba Specialty Chemicals’ Textile Effects division and the sale to Texas Petrochemicals LP of certain of the Company’s North American butadiene and MTBE assets.  The Company expects both of these transactions to close by the third quarter of 2006.

The Woodlands, TX -Huntsman Corporation (NYSE:HUN) today reported first quarter of 2006 EBITDA of $281.2 million including $11.1 million of charges related to restructuring, impairment and plant closing costs, discontinued operations, and loss on the sale of accounts receivable securitization program resulting in Adjusted EBITDA of $292.3 million.  This compares to EBITDA in the first quarter of 2005 of $247.1 million including $243.3 million of charges related to restructuring, impairment and plant closing costs, the early extinguishment of debt, loss on the sale of accounts receivable securitization program, discontinued operations, and cumulative effect of changes in accounting principle resulting in Adjusted EBITDA of $490.4 million.

The company reported net income of $69.0 million for the first quarter of 2006 including net of tax charges of $7.1 million for restructuring, impairment and plant closing costs, and $0.5 million in net of tax losses from discontinued operations.  Adjusted net income from continuing operations excluding these items was $76.6 million.  This compares to net loss of $52.4 million in the first quarter of 2005 including a net of tax loss for early extinguishment of debt of $233.0 million, net of tax charges of $8.3 million for restructuring, impairment and plant closing costs,  $2.6 million in net of tax losses from discontinued operations, and net of tax gain related to the cumulative effect of changes in accounting principle of $4.0 million.  Adjusted net income from continuing operations excluding these items was $187.5 million.

Peter R. Huntsman, President and CEO, stated,  “Our results in the first quarter of 2006 show marked improvement as compared to the hurricane-impacted results achieved in the fourth quarter of 2005.  Sales volumes improved across most of our differentiated product lines as end market demand continues to grow in North America, Europe and Asia.  We expect that the improving trends that we experienced during the course of the first quarter will continue into the second quarter.  In addition, margins in our European base chemicals business should improve as pricing will be stronger.  Raw material and energy costs remain high and volatile and although the chemical industry has proven its ability to effectively manage through this type of environment we remain concerned about the long-term impact that these high prices will have on global macroeconomic conditions.

“As we have indicated in the past, we are frustrated with the valuations that the market appears to place on our differentiated businesses.  We continue to evaluate available options for improving shareholder value, and as previously announced, we are aggressively pursuing the sale of certain of our Base Chemicals and Polymers assets and / or a spin-off of these segments.”

Huntsman Corporation

Operating Results

	Three months ended March 31,
	2006	2005(1)
	In Millions

Revenues	$3,187.7	$3,349.3
Cost of goods sold	2,809.3	2,760.1
Gross profit	378.4	589.2
Operating expenses	203.1	230.7
Restructuring, impairment and plant closing costs	7.8	10.4
Operating income	167.5	348.1
Interest expense, net	(86.8)	(139.6)
Loss on accounts receivable securitization program	(2.8)	(3.2)
Equity in income of unconsolidated affiliates	0.7	2.3
Other non-operating expense	(0.3)	(229.3)
Income (loss) from continuing operations before income taxes,
minority interest and accounting changes	78.3	(21.7)
Income tax expense	(8.4)	(32.1)
Minority interests in subsidiaries’ income	(0.4)	—
Income (loss) from continuing operations	69.5	(53.8)
Loss from discontinued operations, net of tax(2)	(0.5)	(2.6)
Cumulative effect of change in accounting principle, net of tax (3)	—	4.0
Net income (loss)	69.0	(52.4)
Preferred dividends(4)	—	(43.1)
Net income (loss) available to common stockholders	$69.0	$(95.5)

Net income (loss)	$69.0	$(52.4)
Interest expense, net	86.8	139.6
Income tax expense(3)	8.4	34.0
Depreciation and amortization	117.0	125.9
EBITDA(5)	281.2	247.1

Loss on accounts receivable securitization program	2.8	3.2
Loss on early extinguishment of debt	—	233.0
Restructuring, impairment and plant closing costs	7.8	10.4
Loss from discontinued operations, net of tax(2)	0.5	2.6
Cumulative effect of change in accounting principle(3)	—	(5.9)
Adjusted EBITDA(5)	$292.3	$490.4

See end of press release for footnote explanations

The company computes Adjusted EBITDA to eliminate the impact of losses on the sale of accounts receivable related to its securitization program, losses on early extinguishment of debt, restructuring, impairment and plant closing costs, discontinued operations and the cumulative effect of changes in accounting principle, in order to provide investors with a more meaningful measure of its operational performance.  The company computes adjusted net income (loss) from continuing operations by eliminating the after tax impact of preferred dividends, losses on the early extinguishment of debt, restructuring, impairment and plant closing costs, discontinued operations and the cumulative effect of changes in accounting principle.  See footnote (5) at the end of this press release for more information on EBITDA, Adjusted EBITDA and adjusted net income (loss) from continuing operations.

 Huntsman Corporation

Reconciliation of Adjusted Net Income from Continuing Operations

	Three months ended March 31,
	2006	2005(1)
	In Millions, Except Per Share Amounts

Net income (loss) available to common stockholders	$69.0	$(95.5)
Preferred dividends(4)	—	43.1
Net income (loss)	69.0	(52.4)

Adjustments net of tax:
Loss on early extinguishment of debt	—	233.0
Restructuring, impairment and plant closing costs	7.1	8.3
Loss from discontinued operations(2)	0.5	2.6
Cumulative effect of change in accounting principle(3)	—	(4.0)
Adjusted net income from continuing operations(5)	$76.6	$187.5

Basic income (loss) per share	$0.31	$(0.43)
Diluted income (loss) per share	$0.30	$(0.43)

Adjusted diluted earnings per share from continuing operations(5)	$0.33	$0.81

Common share information(6):
Basic shares outstanding	220.6	220.5
Diluted shares	233.1	220.5

Diluted shares for adjusted earnings per share from continuing operations	233.1	231.3

See end of press release for footnote explanations

Huntsman Corporation

Segment Results

	Three months ended March 31,
	2006	2005(1)
	In Millions
Segment Revenues:
Polyurethanes	$809.1	$879.9
Advanced Materials	307.2	311.5
Performance Products	490.3	520.7
Pigments	258.8	263.2
Polymers	439.4	413.6
Base Chemicals	1,090.6	1,187.0
Eliminations	(207.7)	(226.6)

Total	$3,187.7	$3,349.3

Segment EBITDA (5):
Polyurethanes	$159.2	$185.7
Advanced Materials	34.9	49.0
Performance Products	45.6	66.9
Pigments	33.3	39.3
Polymers	35.2	44.9
Base Chemicals	20.1	161.6
Corporate and other	(47.1)	(300.3)

Total	$281.2	$247.1

Segment Adjusted EBITDA(5) :
Polyurethanes	$157.5	$190.2
Advanced Materials	37.2	49.0
Performance Products	46.6	67.9
Pigments	35.8	42.2
Polymers	38.7	46.8
Base Chemicals	20.7	164.3
Corporate and other	(44.2)	(70.0)

Total	$292.3	$490.4

Three Months Ended March 31, 2006 as Compared to Three Months Ended March 31, 2005

Revenues for the three months ended March 31, 2006 decreased to $3,187.7 million, or 5%, from $3,349.3 million during the same period in 2005.  Revenues decreased in our Advanced Materials and Pigments segments due primarily to lower average selling prices attributable to the strength of the U.S. dollar against major European currencies.  Revenues declined in our Polyurethanes, Performance Products and Base Chemicals segments primarily due to lower sales volumes.  Revenues increased in our Polymers segment primarily due to higher average selling prices.

For the three months ended March 31, 2006, the company generated EBITDA of $281.2 million, which included $7.8 million of restructuring, impairment and plant closing costs, $2.8 million of loss on the sale of accounts receivable, and a net of tax loss from discontinued operations of $0.5 million.  This compares to  EBITDA for the three months ended March 31, 2005 of $247.1 million, which included $233.0 million of loss from the early extinguishment of debt, $10.4 million of restructuring, impairment and plant closing costs,

$3.2 million of loss on the sale of accounts receivable, net of tax loss from discontinued operations of $2.6 million, and a credit for the cumulative effect of a change in accounting principle of $5.9 million.

Adjusted EBITDA for the three months ended March 31, 2006 was $292.3 million, a decrease as compared to $490.4 million for the same period in 2005.  The decrease in Adjusted EBITDA resulted from decreases in all segments.

Polyurethanes

The decrease in revenues in the Polyurethanes segment for the three months ended March 31, 2006 as compared to the same period in 2005 was primarily due to lower sales volumes and lower average selling prices for MDI offset somewhat by higher PO and co-product MTBE revenues. MDI sales volumes decreased by 5% primarily due to slower construction activity related to colder than anticipated weather and softer demand in Asia.  MDI average selling prices decreased 6% due primarily to the strength of the U.S. dollar against the major European currencies and lower global MDI capacity utilization rates.  PO and co-product MTBE average selling prices increased principally due to strong demand and tight supplies in the market.

The decrease in EBITDA in the Polyurethanes segment was primarily the result of lower sales volumes and average prices described above as well as higher raw material and energy costs.  During the three months ended March 31, 2006 the Polyurethanes segment recorded restructuring and plant closing credits of $2.2 million as compared to $1.9 million in charges for the same period in 2005.

Advanced Materials

The decrease in revenues in the Advanced Materials segment for the three months ended March 31, 2006 as compared to the same period in 2005 was primarily the result of a decrease in average selling prices, partially offset by an increase in sales volumes.  Average selling prices decreased by 8% due primarily to the strength of the U.S. dollar against the major European currencies.  Sales volumes increased as a result of improved demand in our Coatings, Construction and Adhesives and our Power and Electronics market groups.

The decrease in EBITDA in the Advanced Materials segment was primarily the result of lower average selling prices, higher raw material costs and higher manufacturing costs.  During the three months ended March 31, 2006 the Advanced Materials segment recorded restructuring and plant closing charges of $2.3 million as compared to no charges for the same period in 2005.

Performance Products

The decrease in revenues in the Performance Products segment for the three months ended March 31, 2006 as compared to the same period in 2005 was primarily the result of lower sales volumes partially offset by higher average selling prices.  Sales volumes decreased 17% primarily due to reduced sales of glycols and certain surfactants.  Overall, average selling prices increased by 13% in response to higher raw material and energy costs.

The decrease in EBITDA in the Performance Products segment was due primarily to lower margins for glycols attributable to lower average selling prices, higher raw material costs and lower production.  In each of the three months ended March 31, 2006 and 2005, the Performance Products segment recorded restructuring and plant closing charges of $1.0 million.

Pigments

The decrease in revenues in the Pigments segment for the three months ended March 31, 2006 as compared to the same period in 2005 was primarily due to a 5% decrease in average selling prices, partially offset by a 4% increase in sales volumes.  Average selling prices decreased primarily due to the strength of the U.S. dollar against the major European currencies.  Sales volumes were higher primarily due to increased customer demand in Europe and Asia-Pacific.

The decrease in EBITDA in the Pigments segment was primarily the result of lower margins related to the decrease in average selling prices and higher direct costs.  During the three months ended March 31, 2006, the Pigments segment recorded restructuring and plant closing charges of $2.5 million as compared to $2.9 million for the comparable period in 2005.

Polymers

The increase in revenues in the Polymers segment for the three months ended March 31, 2006 as compared to the same period in 2005 was primarily the result of an 11% increase in average selling prices due to tighter market conditions and in response to higher raw material and energy costs.  Sales volumes increased due to improved customer demand for polyethylene and polypropylene.

The decrease in EBITDA in the Polymers segment was primarily the result of lower margins as raw material and energy costs increased more than average selling prices.  During the three months ended March 31, 2006 the Polymers segment recorded restructuring, impairment and plant closing charges of $3.5 million as compared to $1.9 million for the comparable period in 2005.

Base Chemicals

The decrease in revenues in the Base Chemicals segment for the three months ended March 31, 2006 as compared to the same period in 2005 was primarily the result of lower sales volumes partially offset by an increase in average selling prices in response to higher raw material and energy costs.  Sales volumes decreased by 18% as the result of lower production in the U.S. due to an unplanned maintenance outage at a key supplier and lower customer demand in Europe.

The decrease in EBITDA in the Base Chemicals segment was primarily the result of lower margins as higher average selling prices were more than offset by higher raw materials and energy costs.  This margin compression was most prevalent in the European region.  Sales volumes were also lower.  During the three months ended March 31, 2006, the Base Chemicals segment recorded restructuring, impairment and plant closing charges of $0.6 million as compared to charges of $2.7 million for the comparable period in 2005.

Corporate and Other

Corporate and other items include unallocated corporate overhead, loss on the sale of the accounts receivable, unallocated foreign exchange gains and losses, losses on the early extinguishment of debt, other non-operating income and expense, minority interest, unallocated restructuring and reorganization costs, and the cumulative effect of change in accounting principle.  In the first quarter of 2006, the total of these items improved by $253.2 million as compared to the 2005 period.  The improvement primarily resulted from a $233.0 million decrease in losses on early extinguishment of debt and $34.0 million decrease in unallocated foreign exchange losses, offset by higher corporate overhead expenses.

Liquidity, Capital Resources and Outstanding Debt

As of March 31, 2006, we and our subsidiaries had approximately $756 million in combined cash and unused borrowing capacity, as compared to $812 million at December 31, 2005.

For the three months ended March 31, 2006, total capital expenditures were $104.1 million as compared to $59.8 million for the same period in 2005.  We expect to spend approximately $575 million on capital expenditures during fiscal year 2006, which includes approximately $200 million for the Wilton, UK LDPE facility.  During the three months ended March 31, 2006, we spent $49 million in capital expenditures on the Wilton, UK LDPE facility.

Below is the Company’s outstanding debt:

	March 31, 2006	December 31, 2005
	In Millions
Debt: (7)
Senior Secured Credit Facilities	$2,136.1	$2,099.3
Secured Notes	293.7	293.6
Unsecured Notes	752.4	752.7
Subordinated Notes	1,159.8	1,145.2
Other Debt	167.7	167.1
Total Debt	4,509.7	4,457.9

Total Cash and Restricted Cash	150.3	142.8

Net Debt	$4,359.4	$4,315.1

Conference Call Information

We will hold a telephone conference to discuss our first quarter 2006 results on Friday, April 28, 2006 at 11:00 a.m. EDT.

Call-in number for U.S. participants:	(800) 435 - 1398
Call-in number for international participants:	(617) 614 - 4078
Participant access code:	62483458

The conference call will be available via webcast and can be accessed from the investor relations portion of the company’s website at http://www.huntsman.com.

The conference call will be available for replay beginning April 28, 2006 and ending May 5, 2006.

Call-in numbers for the replay:

Within the U.S.:

(888) 286 - 8010

International:	(617) 801 - 6888
Access code for replay:	14877165

Statements in this release that are not historical are forward-looking statements. These statements are based on management’s current beliefs and expectations. The forward-looking statements in this release are subject to uncertainty and changes in circumstances and involve risks and uncertainties that may affect the company’s operations, markets, products, services, prices and other factors as discussed in the Huntsman companies’ filings with the Securities and Exchange Commission. Significant risks and uncertainties may relate to, but are not limited to, financial, economic, competitive, environmental, political, legal, regulatory and technological factors.  In addition, completion of transactions of the type described in this release is subject to a number of uncertainties and to negotiation and execution of definitive agreements among the parties and closing will be subject to approvals and other customary conditions. Accordingly, there can be no assurance that the transactions will be completed or that the company’s expectations will be realized. The company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

(1)          The 2005 financial data includes the data of our predecessor Huntsman Holdings, LLC which became our wholly-owned subsidiary on February 16, 2005 in connection with our initial public offering.

(2)          On July 6, 2005 we completed the sale of our toluene di-isocyanate (TDI) business to BASF.  We recognized net of tax losses from discontinued operations of $0.5 and $2.6 million for the three months ended March 31, 2006 and 2005, respectively.

(3)          In 2005, we accelerated the date for actuarial measurement of our pension and postretirement benefit obligations from December 31 to November 30.  We believe the one-month acceleration improves internal control procedures by allowing more time for review. The effect of this change resulted in a cumulative effect of change in accounting principle credit, net of tax, of $4.0 million for the three months ended March 31, 2005. The income tax expense associated with this change for the 2005 period was $1.9 million.

(4)          For the period ended March 31, 2005, preferred dividends represents all of the dividends that were declared and will become payable from the issuance of our 5% mandatory convertible preferred stock until the mandatory conversion date.

(5)          EBITDA is defined as net income (loss) before interest, income taxes, and depreciation and amortization. We believe that EBITDA enhances an investor’s understanding of our financial performance and our ability to satisfy principal and interest obligations with respect to our indebtedness. However, EBITDA should not be considered in isolation or viewed as a substitute for net income, cash flow from operations or other measures of performance as defined by generally accepted accounting principles in the U.S. (“GAAP”).  Moreover, EBITDA as used herein is not necessarily comparable to other similarly titled measures of other companies due to potential inconsistencies in the method of calculation. Our management uses EBITDA to assess financial performance and debt service capabilities. In assessing financial performance, our management reviews EBITDA as a general indicator of economic performance compared to prior periods. Because EBITDA excludes interest, income taxes, depreciation and amortization, EBITDA provides an indicator of general economic performance that is not affected by debt restructurings, fluctuations in interest rates or effective tax rates, or levels of depreciation and amortization.  Accordingly, our management believes this type of measurement is useful for comparing general operating performance from period to period and making certain related management decisions. EBITDA is also used by securities analysts, lenders and others in their evaluation of different companies because it excludes certain items that can vary widely across different industries or among companies within the same industry.  For example, interest expense can be highly dependent on a company’s capital structure, debt levels and credit ratings.  Therefore, the impact of interest expense on earnings can vary significantly among companies.  In addition, the tax positions of companies can vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the various jurisdictions in which they operate. As a result, effective tax rates and tax expense can vary considerably among companies. Finally, companies employ productive assets of different ages and utilize different methods of acquiring and depreciating such assets.  This can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies.  Our management also believes that our investors use EBITDA as a measure of our ability to service indebtedness as well as to fund capital expenditures and working capital requirements. Nevertheless, our management recognizes that there are material limitations associated with the use of EBITDA in the evaluation of our company as compared to net income, which reflects overall financial performance, including the effects of interest, income taxes, depreciation and amortization.  EBITDA excludes interest expense.  Because we have borrowed money in order to finance our operations, interest expense is a necessary element of our costs and ability to generate revenue.  Therefore, any measure that excludes interest expense has material limitations.  EBITDA also excludes taxes. Because the payment of taxes is a necessary element of our operations, any measure that excludes tax expense has material limitations. Finally, EBITDA excludes depreciation and amortization expense.  Because we use capital assets, depreciation and amortization expense is a necessary element of our costs and ability to generate revenue.  Therefore, any measure that excludes depreciation and amortization expense has material limitations.  Our management compensates for the limitations of EBITDA by using it to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Our management also uses other metrics to evaluate capital structure, tax planning and capital investment decisions.  For example, our management uses credit ratings and net debt ratios to evaluate capital structure, effective tax rate by jurisdiction to evaluate tax planning, and payback period and internal rate of return to evaluate capital investments.  Our management also uses trade working capital to evaluate its investment in receivables and inventory, net of payables.  Adjusted EBITDA is computed by eliminating from EBITDA gains and losses from discontinued operations, all restructuring, impairment and reorganization costs, losses on the sale of accounts receivable to our securitization program, losses from early extinguishment of debt, and cumulative effect of changes in accounting principle and is used to provide a more meaningful measure of operational performance.  Adjusted net income (loss) from continuing operations is computed by eliminating the after tax impact of losses from discontinued operations, the preferred dividends, restructuring, impairment and plant closing costs, losses on the early extinguishment of debt, and cumulative effect of changes in accounting principle.    We believe that net income (loss) is the performance measure calculated and presented in accordance with GAAP that is most directly comparable to EBITDA, Adjusted EBITDA and adjusted net income (loss) from continuing operations.

(6)          March 31, 2005 shares outstanding have been restated to reflect the company’s reorganization transaction and initial public offering as if it occurred at the beginning of the period.

(7)          Excludes $347.7 million and $302.3 million of off-balance sheet financing obtained under the accounts receivable securitization program as of March 31, 2006, and December 31, 2005, respectively.